State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 11/12/2013
FILED 12:52 PM 11/12/2013
SRV 131297024 - 2382235 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

SPATIALIZER AUDIO LABORATORIES, INC.

SPATIALIZER AUDIO LABORATORIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

1. The name of the corporation is SPATIALIZER AUDIO LABORATORIES, INC. (the "Corporation").

2. That a Certificate of Amendment (the "Amendment") to the Certificate of Incorporation of the Corporation (the "Amendment") was filed with the Secretary of State of Delaware on November 13, 2008, which Amendment amended Section 1 of Article IV of the Certificate of Incorporation which authorized a change in the number of shares of all classes of stock which the Corporation shall have authority to issue and was to authorize a reverse split of the Corporation's Common Stock. Said Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Amendment is that the Amendment failed to include specific language as to the reverse split, including the reverse split ratio of 1 for 10, which reverse split was effected by the Corporation on December 17, 2008.

4. Section 1 of Article IV of the Amendment is corrected to read as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation whereby this Section 1 of Article IV is amended to read as set forth herein (the "Effective Time"), each ten (10) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock of the Corporation (the "Reverse Stock Split"). The Corporation shall not issue fractional shares on account of the Reverse Stock Split and shall issue cash in lieu thereof."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by Jay Gottlieb, its duly authorized officer, on the 11th day of November, 2013.

SPATIALIZER AUDIO LABORATORIES, INC.,
a Delaware corporation

By: ______________________
Jay Gottlieb, President